Exhibit 10.1

Dear Nick:

This letter confirms Univar Solutions Inc.’s offer of an assignment (“Assignment”) in the position of Senior Vice President, President Specialty Chemicals & Ingredients and Regional President Europe, Middle East and Africa & Asia Pacific, based in Texas (Woodlands), United States (“Host Country”). The effective date of this assignment is October 1, 2021, but contingent upon you receiving your work and residency permits (if required) and accepting the terms and conditions outlined in this letter. In this position, you will report to David Jukes, President & CEO. The intended length of the terms proposed in conjunction with this assignment will not exceed twelve (12) months unless express written authorization to extend the Assignment is approved by the CEO and General Counsel of Univar Solutions. You will remain an employee of Univar Solutions, Ltd. (f/k/a Univar Europe, Ltd.) (“the Company”) during your assignment, however, you will provide services to Univar Solutions Inc. and its subsidiaries. Your home country is England (“Home Country”).

“Univar” and “Univar Solutions” as used in this letter, refers to Univar Solutions Inc. and its wholly owned subsidiaries.

COMPENSATION

Your annual base salary will be £382,117 (gross). You will remain on the Company’s payroll and continue to participate in the Company’s base compensation plan. The details of your short-term and long-term incentive plan participation are unchanged from the letter from David Jukes dated February 25, 2021.

RELOCATION BENEFITS

You will be eligible for relocation benefits during the duration of your Assignment as outlined below, provided that you are performing services in accordance with this Assignment or as otherwise directed by the Company on the date the relocation benefit or payment is scheduled to be made. Upon receipt of your signed acceptance of this letter, Cartus Corporation, Univar’s designated relocation company, will contact you to begin administering the relocation program. Amounts included below may constitute taxable income to you, but generally will not be considered as “compensation” for purposes of other company benefit plans.

A.

Relocation Travel Expenses: The reasonable, actual travel expenses (including airfare and ground transportation) for you and your spouse to travel to and from the Host Country at the start and end of your Assignment will be paid for by the Company. If needed, upon your arrival in the Host Country, the Company will pay up to 30 days of temporary housing as you transition to your more permanent housing.

B.

Work Permits/Visas: If legal work authorization is required, it must be granted before you depart for the Host Country. Univar will provide assistance and reimburse the costs of obtaining immigration documents required for you to work and reside in the Host Country, where applicable.

C.

Present Housing Arrangements: Given the intended duration of the Assignment, the Company strongly recommends that you retain your present home in your Home Country. Should you choose to sell your home, all costs and financial consequences associated with the sale will be your personal responsibility.

D.

Shipment and Storage of Household Goods/Personal Effects: The Company will cover the cost of shipping all household goods to and from the Host Country. Alternatively, if you prefer, the Company will cover the cost of an air shipment (each way) of up to 500 lbs. and will provide you with a furniture allowance of $18,000.

E.	Relocation Allowance: In the month in which your relocation begins, the Company will pay you a lump sum relocation allowance equal to $15,000, which you can use as you see fit but is intended to cover

Univar Solutions  |  3075 Highland Parkway, Suite 200  |  Downers Grove, IL 60515  |  USA

Nick Powell

September 13, 2021

miscellaneous expenses associated with setting up and establishing your new home and day-to-day living in the Host Country. At the end of your relocation, the company will likewise pay you an additional lump sum allowance equal to $15,000, which is intended to cover miscellaneous expenses associated with returning to your Home Country.

F.	Household Pets: The Company will reimburse expenses incurred in relocating any pets from your Home Country to the Host Country, in an amount not to exceed $15,000.

G.

Housing Allowance: The Company will provide and pay for the rental of an apartment in an area within reasonable commuting distance to the Woodlands office, not to exceed $6,000/per month (including utilities). If you elect housing which exceeds the pre-determined housing allowance you agree to personally pay the difference. If there is a security deposit required, the Company will pay any such deposit on your behalf. Following the end of your Assignment, the security deposit must be returned to the Company and any loss or deductions from the deposit will be your responsibility.

H.

Home Leave: To cover and/or defray the costs associated with you and your spouse making home visits, or your children visiting you in the Host Country, the Company will provide you with a home leave allowance equal to $6,000/per year.

I.

Gross-Up: All payments, allowances and benefits in this Section maybe be subject to withholdings and/or deductions as are required by tax law in both Home and Host Countries. All such payments, allowances and benefits will be grossed-up by Univar to cover the associated tax liability on your behalf.

TAXES (TAX EQUALIZATION AND TAX SUPPORT)

Generally, your tax situation and calculations become more complex when you live abroad. Univar Solutions has arranged for tax advisors from Deloitte Tax LLP to provide tax consultation and to prepare your Home Country and Host Country income tax returns as necessary during your assignment (and any subsequent tax years where a lingering Host-Country tax obligation exists). Univar Solutions will provide the assistance of appropriate resources for consultation and preparation of any income tax returns required by the Home and/or Host Country tax authorities. Deloitte Tax LLP services are limited to tax advice directly related to your Assignment and do not extend to personal tax advice or financial planning.

While on assignment, you will be tax equalized to your Home Country. The objective of the tax equalization policy is to ensure that your tax burden while on assignment will be approximately the same as the tax you would have incurred had you remained in your Home Country. This includes all Federal income and social taxes, as well as state, provincial, cantonal, local taxes, etc., if applicable. Remittance of actual tax amounts to the Home and/or Host Country tax authorities will be coordinated by the Company and Deloitte Tax LLP. A reconciliation will be prepared following the close of the applicable Home and Host Country tax years in order to reconcile your final tax position per the Univar Solutions Global Tax Equalization Policy.

An estimated hypothetical tax withholding amount will be calculated at the beginning of your assignment. The hypothetical tax withholding will be updated for any changes in, for example, base salary, family size, or tax rulings. The estimated hypothetical tax withholding is computed on your stay-at-home income. This includes your base salary and other periodic payments (such as bonus or equity income) and does not include assignment-related allowances.

Under the tax equalization policy, hypothetical tax will continue to be applied to any income sourced to the assignment period regardless of when the income is realized. For example, if you receive a bonus after repatriating to your Home Country, the assignment-source portion of the bonus will be subject to the tax equalization policy. If stock options are granted pre-assignment, vested while on assignment, and exercised post-assignment, the assignment-source portion of the total exercise is subject to the tax equalization policy. You will be required to meet with a tax consultant from Deloitte prior to or promptly following your departure.

Nick Powell

September 13, 2021

If your employment terminates for any reason during your Assignment, tax equalization will end as of the date of termination and the theoretical Home Country tax will be calculated as if you repatriated on the date of termination.

PROCESSING AND USE OF EMPLOYEE INFORMATION

To manage the personal and employment administration aspects of your Assignment, the Company will need to process personal data relating to you. Therefore, the Company informs you that your personal data including sensitive data if collected by the Company (the “Data”), which you provide to the Company or that it otherwise acquired in the course of ordinary activity will be processed for correct execution, management and performance of this Agreement in force between you and the Company. The Data might be communicated, in connection with the above-mentioned purposes, to the Company, its subsidiaries, affiliates, parent, and/or to third party service providers, which provide assistance and consultancy or other services to the Company, with particular reference, but without limitation, to accounting, administrative, legal, tax and financial issues. Such data processing will be performed by means of either manual, electronic or network instruments, or in any other manner that can ensure a safe processing and avoid any unauthorized access. By executing this Agreement, you expressly authorize the transfer of your Data to the Company, its subsidiaries, affiliates, parent, and/or third parties indicated above for the purposes listed in this Section. The Data will be kept secure and confidential in accordance with Company policy and national legislation. The Company will regularly update your Data with your assistance and at your request. You will retain the right of access to your Data and the right to have incorrect Data corrected.

CODE OF CONDUCT AND COMPLIANCE WITH LAWS

You agree that you are bound by the provisions of Univar Solutions Inc. Code of Conduct (“Code of Conduct”) and other rules, regulations and policies, as the Code of Conduct, rules, regulations and policies may be amended from time to time. You also agree to perform all aspects of your job in accordance with all applicable laws, both Home and Host Country, to strictly follow all workplace safety rules, to protect the property of the Company, to maintain the highest standards of personal and professional ethics, to actively participate in training arranged by the Company, and to continue to develop and improve your professional skills.

TERMINATION

If the Company terminates your Assignment while you are abroad, you will be repatriated to your Home Country. If you are living in Company-paid leased housing, you agree to vacate the housing within 60 days of being notified of the Assignment’s termination. Any termination of your employment is subject to the terms of your CIC Agreement (see below).

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Letter Agreement does not constitute a contract or promise of employment for any specific period or duration. The terms and conditions of your Severance and Change in Control Agreement, dated November 6, 2018, as amended on February 21, 2019 (“CIC Agreement”) shall remain in full force and effect.

SEVERABILITY AND GOVERNING LAWS

In the event any provision of this Letter Agreement is deemed unenforceable, you agree that a court of competent jurisdiction shall have jurisdiction to reform such provision to the extent necessary to cause it to be enforceable to the maximum extent permitted by law. The provisions in this Letter Agreement are severable, and if any provision is determined to be prohibited or unenforceable in any jurisdiction, the remaining provisions shall nevertheless be binding and enforceable. The parties agree that the laws of Illinois shall apply to this Letter Agreement, without respect to its rules concerning conflict of laws. By signing this Letter Agreement, you consent to the exclusive jurisdiction of the U.S. Federal District Court in Chicago, Illinois, in connection with the resolution of any disputes related to your employment, this Letter Agreement, or your Assignment.

Nick Powell

September 13, 2021

AMENDMENTS

Any modifications to the terms of this Letter Agreement must be memorialized in writing and signed by both you and the Company.

ENTIRE AGREEMENT

You acknowledge that this Letter Agreement is supplemental to, and does not supersede, any non-solicitation, non-compete, non-disclosure, confidentiality or other agreement that you may have signed while employed with the Company, its parent Univar Solutions Inc., and their affiliates and subsidiaries.

PARAGRAPH HEADINGS

The paragraph headings in this Letter Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Sincerely,

/s/ David C. Jukes

David C. Jukes

President & Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Nicholas Powell

Dated: September 15, 2021